Exhibit 3.5
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VSOURCE, INC.
     Vsource, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Company”),
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of the Company (the “Board”) duly adopted resolutions to amend the Certificate of Incorporation of the Company to change the corporate name of the Company and to decrease the number of authorized shares of common stock of the Company, declaring said amendments to be advisable, and directing that said amendments be submitted to the stockholders of common stock of the Company for their consideration. In applicable part, the resolutions authorizing the proposed amendment are as follows:
     RESOLVED, that the Board hereby adopts, approves and recommends to the stockholders of the Company a proposal to delete Article 1 of the Certificate of Incorporation of the Company in its entirety and replace it with the following:
“ARTICLE 1
NAME
     The name of this corporation is Tri-Isthmus Group, Inc.”
     RESOLVED, that the Board hereby adopts, approves and recommends to the stockholders of the Company, a proposal to delete Article 4, paragraph A of the Certificate of Incorporation of the Company in its entirety and replace it with the following:
“ARTICLE 4
CAPITAL STOCK
     A. The corporation is authorized to issue two classes of stock to be designated “Common Stock” and “Preferred Stock,” respectively. The total number of shares which this corporation is authorized to issue is 105,000,000. The number of shares of Common Stock this corporation is authorized to issue is 100,000,000 shares with a par value of $0.01, and the number of shares of Preferred Stock this corporation is authorized to issue is 5,000,000 shares, with a par value of $0.01.”
     SECOND: That thereafter, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law, at which meeting the necessary number of shares as required by statute, duly adopted and approved said amendments.
     THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, the Board has caused this Certificate of Amendment to be signed by David Hirschhorn, its Co-Chief Executive Officer, this 16th day of December, 2005.

By: /s/ David Hirschhorn

David Hirschhorn Co-Chief Executive Officer